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EXHIBIT 5

August 2, 2002

Tetra Tech, Inc.
670 North Rosemead Boulevard
Pasadena, California 91107-2190

Ladies and Gentlemen:

        I am Vice President and General Counsel of Tetra Tech, Inc., a Delaware corporation (the "Company"), and an attorney duly admitted to practice in the State of California. I am familiar with the Registration Statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the registration of 167,262 authorized and previously issued shares of the Common Stock (the "Shares"), $.01 par value per share, of the Company to be sold by certain selling stockholders. This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act in connection with the Registration Statement, including all pre-effective and post-effective amendments thereto.

        In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to my satisfaction to be true and correct copies thereof, as I have deemed necessary under the circumstances.

        Based upon the foregoing and such other examination of law and fact as I have deemed necessary, and in reliance thereon, I am of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ JANIS B. SALIN Janis B. Salin Vice President and General Counsel

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EXHIBIT 5